As filed with the Securities and Exchange Commission on December 3, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Applied DNA Sciences, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	59-2262718 (I.R.S. Employer Identification No.)

25 Health Sciences Drive, Suite 113 Stony Brook, New York (Address of Principal Executive Offices)	11790 (Zip Code)

Applied DNA Sciences, Inc. 2005 Incentive Stock Plan
(Full title of the plan)

James A. Hayward, Ph.D., Sc.D.
Chief Executive Officer
Applied DNA Sciences, Inc.
25 Health Sciences Drive, Suite 113
Stony Brook, New York 11790
Telephone: (631) 444-6370

Copies to:

Merrill M. Kraines, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Telephone: (212) 318-3261
Facsimile: (212) 318-3400
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share shares available for issuance under the 2005 Incentive Stock Plan	60,455,000	$0.08(2)	$4,836,400	$269.87
shares issuable upon exercise of options granted under the 2005 Incentive Stock Plan	38,920,000	$0.11(3)	$4,281,200	$238.89

(1) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an additional indeterminable number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan as a result of stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose calculating the registration fee, based upon the average high and low prices of the Common Stock as reported on December 1, 2009.

(3) Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose calculating the registration fee, based upon the weighted average exercise price of the options granted under the 2005 Incentive Stock Option Plan outstanding as of the date of the filing of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 are omitted from this filing in accordance with the provisions of Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to each participant in the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan as specified by Rule 428(b)(1) of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

Applied DNA Sciences, Inc., or the Registrant, hereby incorporate by reference into this Registration Statement the following documents and information previously filed with the Commission:

(i)   Our annual report on Form 10-K for the fiscal year ended September 30, 2008, filed on December 16, 2008.

(ii)   Our quarterly reports on Form 10-Q for the quarters ended December 31, 2008, March 31, 2009 and June 30, 2009;

(iii)          Our current reports on Form 8-K filed on October 27, 2008, November 10, 2008, December 22, 2008, January 16, 2009, February 4, 2009, March 4, 2009, April 2, 2009, April 20, 2009, June 26, 2009, July 6, 2009, August 25, 2009, October 1, 2009 and October 19, 2009;

In addition to the foregoing, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended  (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Common Stock, $0.001 par value per share.

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably when, as and if declared by the board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

ITEM 5. Interest of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Our Certificate of Incorporation provides to the fullest extent permitted by Delaware law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Certificate of Incorporation is to eliminate our right and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. Exemption from Registration Claimed.

Not Applicable.

ITEM 8. Exhibits.

The following exhibits are filed herewith as part of this Registration Statement.

Exhibit No.	Exhibit Description

4.1	Applied DNA Sciences, Inc. 2005 Stock Incentive Plan and form of employee stock option agreement thereunder
5.1	Opinion of Fulbright & Jaworski L.L.P.
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of RBSM LLP, independent registered public accounting firm
24.1	Power of Attorney (included as part of signature page to this Registration Statement)

ITEM 9. Undertakings.

(a)   The undersigned registrant hereby undertakes:

 (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stony Brook, State of New York, on December 3, 2009.

APPLIED DNA SCIENCES, INC.

By:	/s/ JAMES A. HAYWARD
James A. Hayward
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Dr. James A. Hayward and Mr. Kurt H. Jensen, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Hayward	Chief Executive Officer	December 3, 2009
James A. Hayward	(Principal Executive Officer), President, Chairman of the Board of Directors and Director

/s/ Kurt H. Jensen	Chief Financial Officer	December 3, 2009
Kurt H. Jensen	(Principal Financial and Accounting Officer)

/s/ Yacov Shamash	Director	December 3, 2009
Yacov Shamash

/s/ Sanford R. Simon	Director	December 3, 2009
Sanford R. Simon

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Applied DNA Sciences, Inc. 2005 Stock Incentive Plan and form of employee stock option agreement thereunder
5.1	Opinion of Fulbright & Jaworski L.L.P.
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of RBSM LLP, independent registered public accounting firm
24.1	Power of Attorney (included as part of signature page to this Registration Statement)